UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2004

Wells Real Estate Fund XII, L.P.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

0-30287	58-2438242
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Disposition of Assets

Disposition of Johnson Matthey Building

On October 5, 2004, The Wells Fund XI-Fund XII-REIT Joint Venture (“Fund XI-XII-REIT Associates”), a joint venture between Wells Real Estate Fund XI, L.P., Wells Real Estate Fund XII, L.P. (the “Registrant”), and Wells Operating Partnership, L.P., sold an office and warehouse building containing approximately 130,000 rentable square feet located in Wayne, Pennsylvania (the “Johnson Matthey Building”) for a gross sales price of $10.0 million, less closing costs. The purchaser of the Johnson Matthey Building is the sole current tenant, Johnson Matthey, Inc. (the “Purchaser”), an unaffiliated third party.

The Registrant holds an equity interest of approximately 17.09% in Fund XI-XII-REIT Associates. The net sale proceeds allocable to the Registrant as a result of the sale of the Johnson Matthey Building were approximately $1.7 million. The Registrant expects to recognize a gain of approximately $0.4 million from the sale of the Johnson Matthey Building.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information. Since it is impracticable for the Registrant to provide the required pro forma financial statements at the time of this filing, the Registrant hereby confirms that it intends to file the required financial statements on or before December 19, 2004, by amendment to this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XII, L.P. (Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

	By:	Wells Capital, Inc.
General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

Date: October 7, 2004

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